Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the Quarter and Year ended December 31, 2009

Acquisition of P&G’s Global Branded Pharmaceuticals Business and increased revenues from legacy promoted products drive revenue growth.

ARDEE, IRELAND, MARCH 1, 2010 – Warner Chilcott plc (NASDAQ: WCRX) today announced its results for the quarter and year ended December 31, 2009. Revenue in the quarter was $686.2 million, an increase of $443.7 million, or 183.0%, over the prior year quarter revenue of $242.5 million. The primary drivers of the increase in revenue were the products acquired from The Procter & Gamble Company (“P&G”) on October 30, 2009, primarily ACTONEL, ASACOL and ENABLEX, which together contributed $351.8 million of revenue growth in the quarter ended December 31, 2009. For the quarter ended December 31, 2009, revenues contributed by all of the new products acquired from P&G totaled $374.0 million. We also delivered strong revenue growth compared to the prior year quarter from our promoted legacy products LOESTRIN 24 FE, DORYX and ESTRACE CREAM. Together these products contributed $52.9 million of revenue growth compared to the prior year quarter. The growth delivered by these products was offset in part by net sales declines of other products.

The acquisition of the global branded pharmaceuticals business of P&G on October 30, 2009 (the “PGP Acquisition”) significantly impacted the Company’s financial position and results of operations in the quarter ended December 31, 2009. The Company reported a GAAP net (loss) of $(9.5) million, or $(0.04) per diluted share, in the quarter ended December 31, 2009, compared with a GAAP net (loss) of $(115.7) million, or $(0.46) per diluted share, in the prior year quarter. Included in the Company’s fourth quarter results was a $65.1 million expense, net of tax, attributable to a purchase accounting adjustment that increased the opening value of the inventories acquired in the PGP Acquisition that was recorded in cost of sales as that inventory was sold. Also included in the results for the quarter ended December 31, 2009 was a $33.5 million gain, net of tax, resulting from the Company’s sale of certain inventories to LEO Pharma A/S (“LEO”) in connection with a transaction completed during the third quarter of 2009 and more fully described below. The quarter ended December 31, 2008 included a $160.1 million, net of tax, non-cash impairment charge related to our OVCON/FEMCON FE intangible asset. Cash net income (“CNI”) as reported in the quarter ended December 31, 2009 was $133.4 million compared to $100.5 million in the prior year quarter. Excluding the purchase accounting expense included in cost of sales and the gain relating to the sale of certain inventories in connection with the below described transaction with LEO, adjusted CNI was $165.0 million, or $0.65 per diluted share, in the quarter ended December 31, 2009.

References in this release to “cash net income” or “CNI” mean our net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Reconciliations from our reported results in accordance with US GAAP to CNI, adjusted CNI and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for all periods are presented in the tables at the end of this press release.

PGP Acquisition and Related Financing

On October 30, 2009, we acquired the global branded pharmaceuticals business (“PGP”) of P&G including P&G’s portfolio of branded pharmaceutical products, prescription drug pipeline and manufacturing facilities in Puerto Rico and Germany. The purchase price remains subject to certain post-closing purchase price adjustments. The principal products acquired from P&G were ACTONEL for osteoporosis and ASACOL for ulcerative colitis. We also acquired co-promotion rights to ENABLEX for the treatment of overactive bladder. The total purchase price of $2,919.3 million was allocated to the estimated fair value of the assets acquired and liabilities assumed as of the acquisition date. The acquisition of PGP has been accounted for as a business combination using the acquisition method of accounting. The results of operations of PGP since October 30, 2009 have been included in our condensed consolidated statement of operations. The purchase price allocation is considered preliminary pending completion of the final valuation. Final determination of the fair values may result in further adjustments to the values of the assets acquired and liabilities assumed.

In order to fund the majority of the consideration for the PGP Acquisition, certain of our subsidiaries entered into new senior secured credit facilities, comprised of $2,950.0 million in aggregate term loan facilities (which initially included a $350.0 million delayed draw facility) and a $250.0 million revolving credit facility. On October 30, 2009, $2,600.0 million was borrowed under the term loan facilities and no borrowings were made under the delayed draw facility or the revolving credit facility to fund the PGP Acquisition.

LEO Transaction

On September 23, 2009, we agreed to terminate our exclusive product licensing rights from LEO in the United States to TACLONEX, TACLONEX SCALP, DOVONEX and all other dermatology products in LEO’s development pipeline, and effectively sold the related assets to LEO, for $1,000.0 million in cash (the “LEO Transaction”). In connection with the LEO Transaction, we entered into a distribution agreement with LEO under which we agreed to continue to distribute DOVONEX and TACLONEX for LEO, in exchange for a distribution fee, through September 23, 2010. The LEO Transaction resulted in a gain of $380.1 million, net of tax, for the year ended December 31, 2009.

In addition, during the quarter ended September 30, 2009, we recorded a deferred gain of $68.9 million relating to the sale of certain product inventories to LEO in connection with the LEO Transaction. During the quarter ended December 31, 2009, we recognized $34.2 million of the deferred gain as a reduction to cost of sales ($33.5 million, net of tax). The remaining $34.7 million of the deferred pre-tax gain is expected to be recognized during 2010 as we continue to distribute products for LEO under the distribution agreement.

Revenue

Revenue in the quarter ended December 31, 2009 totaled $686.2 million, an increase of $443.7 million, or 183.0%, over the prior year quarter. Period over period changes in the net sales of our products are a function of a number of factors including changes in: the mix of products sold, market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our direct and indirect customers. We use IMS Health, Inc. estimates of filled prescriptions for our products as a proxy for market demand in the U.S.

Net sales of our oral contraceptive products increased $18.7 million, or 26.5%, in the quarter ended December 31, 2009, compared with the prior year quarter. LOESTRIN 24 FE generated revenues of $72.6 million in the quarter ended December 31, 2009, an increase of 47.3%, compared with $49.3 million in the prior year quarter. The increase in LOESTRIN 24 FE net sales was primarily due to an increase in filled prescriptions of 49.0% in the quarter ended December 31, 2009, and to a lesser extent, higher average selling prices compared to the prior year quarter. The increase was offset in part by an increase in sales related deductions compared to the prior year quarter primarily due to increased utilization of the customer loyalty card program.

Net sales of our hormone therapy products increased $11.8 million, or 26.4%, in the quarter ended December 31, 2009 as compared to the prior year quarter. Net sales of ESTRACE Cream increased $10.3 million, or 44.0%, in the quarter ended December 31, 2009, compared to the prior year quarter, primarily due to an increase in filled prescriptions of 22.8% as well as higher average selling prices.

Revenues of ACTONEL were $222.0 million in the quarter ended December 31, 2009 and reflect only two months of results following the closing of the PGP Acquisition on October 30, 2009. Revenues of ACTONEL in North America were $138.3 million, including $116.0 million in the U.S. We expect generic competition to negatively impact our net sales of ACTONEL beginning in early 2010 in Canada and in the fourth quarter of 2010 for many countries in Western Europe. In addition, in the United States, ACTONEL continues to face market share declines due to the impact of managed care initiatives encouraging the use of generic versions of other products.

Net sales of our dermatology products increased $31.6 million, or 26.9%, in the quarter ended December 31, 2009, as compared to the prior year quarter. Net sales of DORYX increased $19.3 million, or 40.4%, in the quarter ended December 31, 2009, compared to the prior year quarter, primarily due to a 42.1% increase in filled prescriptions and higher average selling prices relative to the prior year quarter, which were offset in part by higher sales-related deductions. The increase in filled prescriptions primarily relates to DORYX 150 mg, which we launched in the third quarter of 2008 and to which we have dedicated significant promotional efforts, including our customer loyalty card program. Increased utilization of the customer loyalty card for DORYX 150 mg drove an increase in sales related deductions in the quarter ended December 31, 2009 compared to the prior year quarter. Total net sales of TACLONEX and DOVONEX, which we agreed to distribute for LEO for a portion of 2010, were approximately $82.1 million during the quarter ended December 31, 2009. We will continue to record net sales and cost of sales from the distribution of these products for LEO until our distribution agreement expires or is earlier terminated. This will continue to negatively impact our gross margin percentage during the distribution period.

Net sales of ASACOL in the quarter ended December 31, 2009 were $114.9 million and reflect only two months of results following the closing of the PGP Acquisition on October 30, 2009. Net sales of ASACOL in North America were $105.9 million, including $102.1 million in the U.S.

Cost of Sales (excluding Amortization and Impairment of Intangible Assets)

Cost of sales increased $127.0 million in the quarter ended December 31, 2009 compared with the prior year, due primarily to the 173.9% increase in product net sales, the impact of a $73.5 million expense attributable to a purchase accounting adjustment that increased the opening value of the PGP inventories that was recorded in cost of sales as that inventory was sold and the nominal distributor margins recognized under the distribution agreement with LEO. This increase was offset in part by a $34.2 million gain relating to the sale of certain inventories to LEO in connection with the LEO Transaction and the favorable change in average product gross margins due to the PGP Acquisition. Our gross margin percentage, as a percentage of product net sales, decreased from 77.7% in the quarter ended December 31, 2008 to 72.4% in the quarter ended December 31, 2009. Excluding the purchase accounting expense included in cost of sales as a result of the PGP Acquisition and the impact of the LEO Transaction, our gross profit margin on total revenue was 89.4% in the quarter ended December 31, 2009.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended December 31, 2009 were $277.5 million, an increase of $233.1 million, or 524.9%, compared to the prior year quarter. A&P expenses for the quarter ended December 31, 2009 increased $25.3 million, or 252.1%, versus the prior year quarter, primarily due to advertising and other promotional spending attributable to the acquired PGP products. Selling and distribution expenses for the quarter ended December 31, 2009 increased $104.3 million, or 488.6%, over the prior year period. The increase was primarily due to the co-promotion expenses of $98.9 million payable to Sanofi-Aventis US LLC under our global collaboration agreement regarding ACTONEL, increased headcount resulting from the acquisition of the PGP sales force as well as new expenses related to the acquired PGP products, offset in part by a reduction of the size of our legacy field sales forces. G&A expenses in the quarter ended December 31, 2009 increased $103.5 million, or 794.5%, as compared to the prior year quarter. The increase is due in large part to increases in infrastructure costs, compensation expenses and legal, consulting and other professional fees primarily relating to the PGP Acquisition. Included in G&A expenses were $42.8 million of legal, consulting and other professional fees relating to the PGP Acquisition, expenses payable to P&G pursuant to our transition services agreement of $17.2 million and severance costs of $33.1 million.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended December 31, 2009 was $29.3 million, an increase of $14.1 million, or 92.3%, compared with the prior year quarter. The quarter ended December 31, 2009 included costs incurred relating to ongoing legacy clinical studies, PGP R&D studies and PGP overhead costs.

Amortization of intangible assets

Amortization of intangible assets in the quarters ended December 31, 2009 and 2008 was $141.2 million and $222.4 million (including a non-cash impairment of intangible assets of $163.3 million), respectively. The year ended December 31, 2009 included amortization expense of $85.0 million relating primarily to the intellectual property assets acquired in the PGP Acquisition. We expect amortization expense to significantly increase in 2010 as a result of the PGP Acquisition.

Net Interest Expense

Net interest expense for the quarter ended December 31, 2009 was $67.4 million, an increase of $46.5 million, or 222.9%, from $20.9 million in the prior year quarter. Included in net interest expense in the quarters ended December 31, 2009 and 2008 were $12.8 million and $1.1 million, respectively, relating to the write-off of deferred loan costs associated with the optional prepayments and repayments of debt in both periods, as well as the write-off of deferred loan costs in connection with the amendment to our Credit Agreement in the quarter ended December 31, 2009. We also purchased and retired $290.5 million aggregate principal amount of our 8.75% senior subordinated notes due 2015 (“Notes”) in the quarter ended December 31, 2009, which resulted in total premium payments of $13.8 million which were recorded in interest expense. Excluding the impact of the deferred loan cost write-offs and the purchase and retirement of the Notes, net interest expense increased $21.0 million primarily due to increased term debt as a result of the borrowings under the new senior secured credit facilities of $2,600.0 million used to fund the PGP Acquisition.

Income Taxes

Our effective tax rates, on pre-tax (loss)/income, for the quarter and year ended December 31, 2009 were (1.0)% and 8.0%, respectively. The effective tax rates are lower than the U.S. statutory rates in both periods due to a higher proportion of our pre-tax (losses) being earned in lower tax jurisdictions, mainly Puerto Rico and the impact of non-deductible transaction costs.

Net Income and Cash Net Income

For the quarter ended December 31, 2009, we reported a net (loss) of $(9.5) million, or $(0.04) per diluted share, CNI was $133.4 million, and adjusted CNI was $165.0 million, or $0.65 per diluted share. Earnings per share figures are based on 252.5 million diluted ordinary shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization (including impairments, if any) of intangible assets and the amortization (including write-offs, if any) of deferred loan costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended December 31, 2009, the marginal tax rate associated with the amortization of intangible assets was 9.8% and the marginal tax rate for amortization (including write-offs) of deferred loan costs was 17.1%. Adjusted CNI represents CNI as further adjusted to exclude (1) $65.1 million, net of tax, in cost of sales attributable to a purchase accounting adjustment that increased the opening value of the inventories acquired in the PGP Acquisition that was recorded in cost of sales as that inventory was sold and (2) a $33.5 million gain, net of tax, resulting from our sale of certain inventories to LEO.

Liquidity, Balance Sheet and Cash Flows

As of December 31, 2009, our cash and cash equivalents totaled $539.0 million and our total debt outstanding was $3,039.5 million. There were no borrowings outstanding under the revolving portion of our senior secured credit facilities. We generated $161.0 million of cash from operating activities in the quarter ended December 31, 2009, compared with $103.1 million of cash from operating activities in the prior year quarter, an increase of $57.9 million.

Subsequent Events

On December 15, 2009, our subsidiary, Warner Chilcott Corporation, commenced a cash tender offer (the “Offer to Purchase”) for any and all of its outstanding Notes. In connection with the Offer to Purchase, Warner Chilcott Corporation purchased $290.5 million aggregate principal amount of the Notes on December 30, 2009 for a total price of $304.3 million (104.75% of the principal amount), plus accrued interest.

Following Warner Chilcott Corporation’s acceptance for purchase of $290.5 million principal amount of the Notes on December 30, 2009, an aggregate principal amount of $89.5 million of the Notes remained outstanding. In January of 2010, Warner Chilcott Corporation received and accepted for purchase approximately $2.0 million aggregate principal amount of the Notes. On February 1, 2010, Warner Chilcott Corporation redeemed all of the remaining Notes outstanding. The redemption price for the redeemed Notes was $1,043.75 per $1,000.00 principal amount, plus accrued and unpaid interest.

Investor Conference Call

The Company is hosting a conference call open to all interested parties, on Monday, March 1, 2010 beginning at 8:00 AM EST. The number to call within the United States and Canada is (877) 354-4056. Participants outside the United States and Canada should call (678) 809-1043. A replay of the conference call will be available for two weeks following the call and can be accessed by dialing (800) 642-1687 from within the United States and Canada or (706) 645-9291 from outside the United States and Canada. The replay ID number is 58233700.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the gastroenterology, women’s healthcare, dermatology and urology segments of the North American and Western European pharmaceuticals markets. The Company is a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products); our ability to protect our intellectual property; a delay in qualifying our manufacturing facilities that produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facilities; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; our ability to realize the anticipated opportunities from the PGP Acquisition; the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2009, and from time-to-time in our public filings, financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income

CNI

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of CNI and Adjusted CNI. CNI is defined as the Company’s GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to the Company’s debt. Adjusted CNI represents CNI as further adjusted to exclude one-time impacts from the LEO Transaction and the PGP Acquisition. The Company believes that the presentation of CNI and Adjusted CNI provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that considering the effect of these items allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.

Adjusted EBITDA

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of adjusted EBITDA taking into account certain charges that were taken during the quarters and twelve months ended December 31, 2009 and 2008. The computation of adjusted EBITDA is based on the definition of EBITDA contained in the Company’s credit agreement, dated as of October 30, 2009.

Company Contact:	Rochelle Fuhrmann
Investor Relations
973-442-3281
rfuhrmann@wcrx.com

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-09	Dec-31-08	Dec-31-09	Dec-31-08
REVENUE:
Product net sales	$651,955	$238,002	$1,384,605	$918,992
Other revenue	34,261	4,485	51,211	19,133

Total revenue	686,216	242,487	1,435,816	938,125

COSTS & EXPENSES:
Cost of sales (excludes amortization and impairment)	180,200	53,193	320,278	198,785
Selling, general and administrative	277,481	44,401	436,384	192,650
(Gain) on sales of assets	—	—	(393,095)	—
Research and development	29,293	15,233	76,737	49,956
Amortization of intangible assets	141,194	59,083	312,172	223,913
Impairment of intangible assets	—	163,316	—	163,316
Interest (income)	(51)	(181)	(162)	(1,293)
Interest expense	67,490	21,066	124,779	94,409

(LOSS) / INCOME BEFORE TAXES	(9,391)	(113,624)	558,723	16,389
Provision for income taxes	95	2,048	44,605	24,746

NET (LOSS) / INCOME	$(9,486)	$(115,672)	$514,118	$(8,357)

(Loss) / Earnings per share:
Class A - Basic	$(0.04)	$(0.46)	$2.05	$(0.03)

Class A - Diluted	$(0.04)	$(0.46)	$2.05	$(0.03)

RECONCILIATIONS:
Net (loss) / income - GAAP	$(9,486)	$(115,672)	$514,118	$(8,357)
+ Amortization of intangible assets, net of tax	127,353	54,096	284,006	204,452
+ Impairment of intangible assets, net of tax	—	160,050	—	160,050
+ Amortization of deferred loan costs, net of tax	15,530	1,977	25,505	7,964

CASH NET INCOME	$133,397	$100,451	$823,629	$364,109

Non-recurring, one-time charges included above (net of tax):

+ Write-off of fair value step-up on acquired inventories	65,119	—	65,119	—
+ Gain recognized on sale of assets	—	—	(380,088)	—
+ Gain recognized on sales of certain LEO inventories	(33,500)	—	(33,500)	—

ADJUSTED CASH NET INCOME	$165,016	$100,451	$475,160	$364,109

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of December 31, 2009	As of December 31, 2008
ASSETS
Current assets:
Cash & cash equivalents	$539,006	$35,906
Accounts receivable, net	339,753	93,015
Inventories	236,203	57,776
Prepaid expenses & other current assets	229,309	69,813

Total current assets	1,344,271	256,510

Other assets:
Property, plant and equipment, net	177,825	60,908
Intangible assets, net	3,302,386	993,798
Goodwill	1,060,644	1,250,324
Other non-current assets	146,115	21,351

TOTAL ASSETS	$6,031,241	$2,582,891

LIABILITIES
Current liabilities:
Accounts payable	$174,838	$15,014
Accrued expenses & other current liabilities	712,819	151,753
Current portion of long-term debt	208,960	5,977

Total current liabilities	1,096,617	172,744

Other liabilities:
Long-term debt, excluding current portion	2,830,500	956,580
Other non-current liabilities	215,031	103,647

Total liabilities	4,142,148	1,232,971

SHAREHOLDERS’ EQUITY	1,889,093	1,349,920

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$6,031,241	$2,582,891

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-09	Dec-31-08	Dec-31-09	Dec-31-08
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) / income	$(9,486)	$(115,672)	$514,118	$(8,357)
Adjustments to reconcile net (loss) / income to net cash provided by operating activities:
Depreciation	5,045	2,335	14,727	11,275
Amortization of intangible assets	141,194	59,083	312,172	223,913
(Gain) on sale of assets	—	—	(393,095)	—
Impairment of intangible assets	—	163,316	—	163,316
Write-off of fair value step-up on acquired inventories	73,493	—	73,493	—
Amortization of debt finance costs	18,745	2,451	30,306	9,480
Stock compensation expense	3,662	1,807	13,072	7,927
Changes in assets and liabilities:				—
Decrease / (increase) in accounts receivable, prepaid and other assets	24,107	(6,652)	(18,132)	(15,234)
Decrease / (increase) in inventories	13,918	(4,930)	3,027	(3,745)
(Decrease) / increase in accounts payable, accrued expenses & other liabilities	(67,901)	16,636	(15,516)	6,811
(Decrease) in income taxes and other, net	(41,799)	(15,266)	(32,266)	(82,104)

Net cash provided by operating activities	$160,978	$103,108	$501,906	$313,282

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(2,900)	(2,900)	(11,600)	(51,600)
Purchase of business, net of cash acquired	(2,869,378)	—	(2,869,378)	—
Proceeds from sale of assets	—	—	1,000,000	—
Capital expenditures	(11,221)	(6,986)	(44,014)	(20,314)

Net cash (used in) investing activities	$(2,883,499)	$(9,886)	$(1,924,992)	$(71,914)

CASH FLOWS FROM FINANCING ACTIVITIES:
Term borrowings under bank senior secured credit facilities	2,950,000	—	2,950,000	—
Term repayments under prior senior secured credit facilities	—	(61,652)	(582,557)	(227,682)
Redemption of 8.75% senior subordinated notes due 2015	(290,540)	(8,887)	(290,540)	(8,887)
Payments for debt finance costs	(155,081)	—	(155,081)
Other	3,425	(10)	4,364	331

Net cash provided by / (used in) financing activities	$2,507,804	$(70,549)	$1,926,186	$(236,238)

Net (decrease) / increase in cash and cash equivalents	$(214,717)	$22,673	$503,100	$5,130

Cash and cash equivalents, beginning of period	753,723	13,233	35,906	30,776

Cash and cash equivalents, end of period	$539,006	$35,906	$539,006	$35,906

WARNER CHILCOTT PUBLIC LIMITED COMPANY

Reconciliation of Net (Loss) / Income to Adjusted EBITDA

(In thousands of U.S. dollars )

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-09	Dec-31-08	Dec-31-09	Dec-31-08
RECONCILIATION TO ADJUSTED EBITDA:
Net (loss)/income - GAAP	$(9,486)	$(115,672)	$514,118	$(8,357)

+ Interest expense, net	67,439	20,885	124,617	93,116
+ Provision for income taxes	95	2,048	44,605	24,746
+ Non-cash stock compensation expense	3,662	1,807	13,072	7,927
+ Depreciation	5,045	2,335	14,727	11,275
+ Amortization of intangible assets	141,194	59,083	312,172	223,913
+ Impairment of intangible assets	—	163,316	—	163,316
+ R&D milestone expense	—	2,000	11,500	2,000
+ Write-off of fair value step-up on acquired inventories	73,493	—	73,493	—
+ Severance costs	33,133	—	33,133	—
+ (Gain) on sale of assets	—	—	(393,095)	—
+ PGP Acquisition expenses	42,808	—	60,520	—

Adjusted EBITDA of WC plc, as defined	$357,383	$135,802	$808,862	$517,936

WARNER CHILCOTT PUBLIC LIMITED COMPANY

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-09	Dec-31-08	Dec-31-09	Dec-31-08

Women’s Healthcare

Oral Contraceptives
LOESTRIN 24 FE	$72.6	$49.3	$247.6	$197.2
FEMCON FE	10.9	12.9	49.5	45.8
Other oral contraceptives *	5.9	8.5	23.6	33.7

Total OC	89.4	70.7	320.7	276.7

Hormone Therapy
ESTRACE Cream	33.8	23.5	115.9	83.8
FEMHRT	15.0	14.5	60.3	61.5
Other hormone therapy	7.6	6.6	26.9	25.9

Total HT	56.4	44.6	203.1	171.2

ACTONEL ***	222.0	—	222.0	—
Other women’s healthcare**	8.1	2.7	20.7	16.9

Total Women’s Healthcare	375.9	118.0	766.5	464.8

Dermatology
DORYX	66.6	47.3	210.0	158.9
TACLONEX	35.2	39.4	137.3	153.3
DOVONEX *	46.9	30.4	132.6	123.3

Total Dermatology	148.7	117.1	479.9	435.5

Gastroenterology
ASACOL	114.9	—	114.9	—

Urology
ENABLEX ***	14.9	—	14.9	—

Other
Other product sales	17.1	—	18.7	—
Contract manufacturing	3.7	2.9	12.9	18.7
Other revenue	11.0	4.5	28.0	19.1

Total revenue	$686.2	$242.5	$1,435.8	$938.1

*	Includes revenue from related authorized generic product sales from the date of their respective launch.
**	Includes revenue from our PMDD product Sarafem
***	Includes “other revenue” as classified in our condensed consolidated statement of operations.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	Dec-31-09	Dec-31-08
Advertising & promotion	$35.3	$10.0
Selling & distribution	125.6	21.3
General, administrative & other	116.6	13.1

Total SG&A	$277.5	$44.4

	Year Ended
	Dec-31-09	Dec-31-08
Advertising & promotion	$61.1	$47.3
Selling & distribution	188.6	90.0
General, administrative & other	186.7	55.4

Total SG&A	$436.4	$192.7